KEMPER FUNDS TRUST

               Amended and Restated Establishment and Designation
                   of Series of Shares of Beneficial Interest

         The undersigned, being a majority of the Trustees of Kemper Funds Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Section
5.11 of the Trust's Declaration of Trust dated October 14, 1998 (the "Declaration of Trust"), having heretofore established and designated the shares of beneficial interest of the Trust into three separate series (each individually a "Fund" and collectively the "Funds"), hereby establish and designate three additional Funds, each Fund to have the following special and relative rights:

        1.   The Funds heretofore designated are as follows:

             Kemper Large Company Growth Fund
             Kemper Research Fund
             Kemper Small Cap Value+Growth Fund

        2.   The additional Funds designated hereby are as follows:

             Kemper Enterprise Fund
             Kemper Health Care Fund
             Kemper Strategic Growth Fund

        3.   Each Fund shall consist of an unlimited number of Shares. Each
Fund shall be authorized to hold cash and invest in securities and instruments use investment techniques as described in the Trust's registration statement and under the Securities Act of 1933, as amended from time to time. Each share of beneficial interest of each Fund ("share") shall be redeemable as provided in the Declaration of Trust, shall be entitled to one vote (or fraction thereof with respect to a fractional share) on matters on which shares of that Fund shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to that Fund. The proceeds of sales of shares of a Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to that Fund, unless otherwise required by law. Each share of a Fund shall be entitled to receive its pro rata share of net assets of that Fund upon liquidation of that Fund. Upon redemption of a shareholder's shares or indemnification for liabilities incurred by reason of a shareholder's being or having been a shareholder of a Fund, or the entry of a final judgment in favor of a shareholder by reason of being or having been a shareholder of a Fund, such shareholder shall be paid solely out of the property of that Fund.

        4. Shareholders of the Trust shall vote together on any matter, except to the extent otherwise required by the Investment Company Act of 1940, as amended (the "1940 Act"), or when the Trustees have determined that the matter affects only the interest of shareholders of one or more Funds, in which case only the shareholders of such Funds shall be entitled to vote thereon. Any matter shall be deemed to have been effectively acted upon with respect to a Fund if acted upon as provided in Rule 18f-2 under the 1940 Act or any successor rule and in the Declaration of Trust. The Trustees of the Trust may, in conjunction with the establishment of

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any additional series or class of shares of the Trust, establish or reserve the right to establish conditions under which the several series or classes shall have separate voting rights or no voting rights.

        5. The shares of beneficial interest of the Funds outstanding, and the assets and liabilities of such Funds shown on the books of the Trust as of the date hereof shall be unaffected by this instrument.

        6. The assets and liabilities of the Trust existing on the date hereof shall, except as provided below, be allocated to the Funds listed in paragraph 1 and, hereafter, the assets and liabilities of the Trust shall be allocated among the Funds, now or hereafter created, as set forth in Section 5.11 of the Declaration of Trust, except as provided below.

                  (a) Costs incurred by the Trust in connection with the
                      organization, registration and public offering of shares of Kemper Enterprise Fund, Kemper Health Care Fund and Kemper Strategic Growth Fund shall be allocated to each such Fund unless assumed by another party or otherwise required by applicable law or generally accepted accounting principles.

                  (b) The liabilities, expenses, costs, charges or reserves of the Trust which are not readily identifiable as belonging to any particular Fund shall be allocated among the Funds and any Series hereafter established on the basis of its relative average daily net assets.

                  (c) The Trustees may from time to time in particular cases make specific allocations of assets or liabilities to a Fund.

        7. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of a Fund (or any class thereof) now or hereafter created, or to otherwise change the special and relative rights of a Fund (or any class thereof) provided that such change shall not adversely affect the rights of Shareholders of the Funds.


                                        /s/James E. Akins
                                        ---------------------------------
                                        James E. Akins, Trustee



                                        /s/Arthur R. Gottschalk
                                        ---------------------------------
                                        Arthur R. Gottschalk, Trustee



                                        /s/Frederick T. Kelsey
                                        ---------------------------------
                                        Frederick T. Kelsey, Trustee



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                                        /s/Thomas W. Littauer
                                        ---------------------------------
                                        Thomas W. Littauer, Trustee



                                        /s/Daniel Pierce
                                        ---------------------------------
                                        Daniel Pierce, Trustee



                                        /s/Kathryn L. Quirk
                                        ---------------------------------
                                        Kathryn L. Quirk, Trustee



                                        /s/Fred B. Renwick
                                        ---------------------------------
                                        Fred B. Renwick, Trustee



                                        /s/John G. Weithers
                                        ---------------------------------
                                        John G. Weithers, Trustee


Dated:  March 31, 1999






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